EXHIBITS 5 AND 23(b)


                                                 Kathleen A. McGah
                                                 Deputy General Counsel
                                                 Legal Division - 19 CP
                                                 Telephone: (860) 308-6894
                                                 Fax: (860) 308-5155

                                                 March 4, 2004




The Travelers Insurance Company
P.O. Box 990026
Hartford, Connecticut 06199-0026

Gentlemen:

       With reference to the Registration Statement on Form S-2 filed by The Travelers Insurance Company with the Securities and Exchange Commission covering registered fixed annuity contracts, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

       1. The Travelers Insurance Company is duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue fixed annuity contracts by the Insurance Commission of the State of Connecticut.

       2. The fixed guaranteed annuity contracts covered by the above Registration Statement, and all pre- and post-effective amendments relating thereto, are approved and authorized by the Insurance Commissioner of the State of Connecticut and when issued will be valid, legal and binding obligations of The Travelers Insurance Company.

       I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the reference to this opinion under the caption "Legal Opinion" in the Prospectus constituting a part of the Registration Statement.

                                                 Very truly yours,
                                                 /s/ Kathleen A. McGah
                                                 Deputy General Counsel
                                                 The Travelers Insurance Company